Exhibit 10.2

MANAGEMENT AND SERVICES AGREEMENT

THIS MANAGEMENT AND SERVICES AGREEMENT (“Agreement”) is made as of August 7, 2003, by and between MORRIS COMMUNICATIONS COMPANY, LLC, a Georgia limited liability company (“Morris Communications”), MSTAR SOLUTIONS, LLC, a Georgia limited liability company (“MSTAR Solutions”) and MORRIS PUBLISHING GROUP, LLC, a Georgia limited liability company.

W I T N E S S E T H

WHEREAS, Morris Communications, MSTAR Solutions and Morris Publishing each desire to make certain arrangements for the provision of certain services by Morris Communications and MSTAR Solutions, respectively, to Morris Publishing and its subsidiaries (collectively, “Morris Publishing”) for the periods and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

SERVICES TO BE PROVIDED

1.1 Services. The parties agree that, subject to the terms and conditions of this Agreement, Morris Communications and MSTAR Solutions shall respectively provide to Morris Publishing the services described on Schedule 1.1 (the “Services”).

1.2 Cooperation. Morris Publishing shall cooperate fully and provide such assistance as is reasonably required for Morris Communications and MSTAR Solutions to provide the Services. During the Term, Morris Communications and MSTAR Solutions shall respectively provide Morris Publishing with reasonable access during normal business hours to the books and records of Morris Communications and MSTAR Solutions relating to the Services and Morris Communications‘ and MSTAR Solutions‘ management and employees involved in providing the Services will be available to confer with Morris Publishing.

1.3 Staffing. All Services may be performed by employees of Morris Communications or MSTAR Solutions, as appropriate, and neither Morris Communications nor MSTAR Solutions shall be required to hire any persons other than their own employees in connection with the performance of the Services. Morris Communications and MSTAR Solutions, however, shall be entitled to obtain such Services from a subsidiary or a third party. Morris Communications and MSTAR Solutions agree not to obtain Services from a third party without the consent of Morris Publishing, such consent not to be unreasonably withheld. Morris Communications or MSTAR Solutions, as appropriate, shall bear all out-of-pocket costs and expenses associated with obtaining Services from a third party (“Third Party Costs”).

1.4 Records. Morris Communications and MSTAR Solutions shall, at all times, keep proper books of account and records relating to the Services performed hereunder and expenses related thereto, which books of account and records shall be accessible for inspection by Morris Publishing at any time during normal business hours.

ARTICLE 2

FEE AND PAYMENT TERMS

2.1 Fee.

(a) The fee payable by Morris Publishing to Morris Communications (“Morris Communications’ Fee”) shall be the greater of:

(i)	an amount equal to four percent (4%) of Morris Publishing’s annual total operating revenues; and

(ii)	the amount of actual annual expenses allocated by Morris Communications for the Services provided by Morris Communications in the management of Morris Publishing’s business, including any Third Party Costs (such allocation to be based upon the time and resources spent by Morris Communications on the management of Morris Publishings’ business).

(b) The fee payable by Morris Publishing to MSTAR Solutions (“MSTAR Solutions Fee”) shall be Morris Publishings’ allocable share (based upon usage) of the actual annual costs of operations of MSTAR Solutions, including Third Party Costs, as allocated by Morris Communications.

(c) Collectively, the Morris Communications’ Fee and the MSTAR Solutions’ Fee are referred to as the Fee.

(d) Morris Publishing shall share its home office facilities in Augusta, Georgia with Morris Communications.

2.2 Payment. The Fee will be paid to the respective parties in arrears as follows:

(a) Monthly Invoices.

(i)

Within fifteen (15) days after the end of each calendar month (with appropriate pro-rata adjustments in the payment made to account for any partial months) during the Term, Morris Publishing shall pay Morris Communications one-twelfth (1/12) of four percent (4%) of its budgeted total operating revenues for the fiscal year. As soon as practical after the end of each fiscal year, Morris Publishing shall provide Morris Communications with a statement of its actual total operating revenues and, if appropriate, pay Morris Communications the short-fall in the Morris Communications’ Fee between budgeted and actual total operating revenues. If budgeted total operating revenues exceed actual total operating revenues for any fiscal year, Morris Communications shall credit Morris Publishing as appropriate against future Morris Communications’ Fee payments.

(ii)	Within fifteen (15) days after the end of each calendar month (with appropriate pro-rata adjustments in the payment made to account for any partial months) during the Term, Morris Publishing shall pay MSTAR Solutions one-twelfth (1/12) of its allocable share of the budgeted total annual costs of operations of MSTAR Solutions, as allocated by Morris Communications. As soon as practical after the end of each fiscal year, MSTAR Solutions shall provide Morris Publishing with a statement of its actual total costs of operations along with Morris Publishings allocable share and, if appropriate, Morris Publishing shall pay MSTAR Solutions the short-fall between budgeted and actual total operating costs. If Morris Publishing’s allocable share of the budgeted total operating costs exceeds its allocable share of the actual total operating costs for any fiscal year, MSTAR Solutions shall credit Morris Publishing as appropriate against future MSTAR Solutions’ Fee payments.

(b) Other Documents. Morris Communications and MSTAR Solutions, as appropriate, shall provide to Morris Publishing upon reasonable request any reports or summaries verifying the allocations and amounts of the Fee and any information relating to the Fee which Morris Publishing may need for preparing financial statements, tax returns or otherwise.

(c) Access. Morris Publishing shall provide Morris Communications and MSTAR Solutions with reasonable access during normal business hours to its books and records relating to the Fee.

2.3 Taxes. Any transaction, excise, sales or other tax imposed on or measured by the rendering of a Service shall be the responsibility of Morris Publishing.

ARTICLE 3

TERM AND TERMINATION

3.1 Term. The term (“Term”) of this Agreement shall commence on the date first written above and shall continue until the earlier of:

(a) Morris Publishing may terminate this Agreement as to the appropriate party if:

(i)

Morris Communications or MSTAR Solutions materially breaches this Agreement and fails to cure the breach within twenty (20) days of receipt of written notice of the breach (or, if the breach is not susceptible to cure within twenty (20) days, if Morris Communications or MSTAR Solutions, as appropriate, fails to cure the breach as promptly as possible, but in any event, within sixty (60) days of the written notice);

(ii)	Morris Communications or MSTAR Solutions engages in any act of gross negligence, dishonesty, willful malfeasance or gross misconduct that is materially injurious to Morris Publishing;

(iii)	any lender consummates foreclosure proceedings against Morris Communications or MSTAR Solutions following default under any loan agreement;

(iv)	Morris Communications or MSTAR Solutions is unable to pay its debts as such debts become due;

(v)	Morris Publishing is no longer controlled directly or indirectly by Morris Communications; or

(vi)	At the end of ten (10) years.

(b) Morris Communications and/or MSTAR Solutions may terminate this Agreement if, as to the terminating party:

(i)	Morris Publishing materially breaches this Agreement and fails to cure the breach within twenty (20) days of receipt of written notice of the breach (or, if the breach is not susceptible to cure within twenty (20) days, if Morris Publishing fails to cure the breach as promptly as possible, but in any event, within sixty (60) days of the written notice);

(ii)	Morris Publishing dissolves, liquidates, or experiences a Change in Control (“Change in Control” means the occurrence of the William S. Morris III family ceasing to own, directly or indirectly, beneficially or of record, shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Morris Publishing. The “William S. Morris III Family” includes William S. Morris, III, his spouse and descendants and spouses of his descendants, including any trusts for the benefit of such persons, and the estates of any such persons); or

(iii)	At the end of ten (10) years.

ARTICLE 4

LIABILITIES

4.1 Limitation of Liability; Consequential Damages. In providing the Services, neither Morris Communications nor MSTAR Solutions shall have any liability hereunder except

(i) as provided in Section 4.2 or (ii) to the extent that such liability resulted from their or their employees or agents gross negligence or willful misconduct. In addition, except (i) as provided in Section 4.2 or (ii) to the extent that such liability resulted from their or their employees or agents gross negligence or willful misconduct, neither Morris Communications nor MSTAR Solutions shall be liable, whether in contract, in tort (including negligence and strict liability), or otherwise, for any special, indirect, incidental or consequential damages whatsoever (including, but not limited to, lost profits), which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance under this Agreement, or the provision of or failure to provide any Service under this Agreement. The liability of Morris Communications and MSTAR hereunder shall be several.

4.2 Indemnity.

(a) Morris Communications agrees to indemnify and hold harmless Morris Publishing, and its affiliates, their respective members, officers, directors, employees, successors and assigns and agents and each other person, if any, controlling Morris Publishing, or any of its affiliates (Morris Publishing and each such other person being a “Morris Publishing Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) related to, arising out of or in connection with the gross negligence or wilful misconduct of Morris Communications, its employees or agents, provided, however, Morris Communications shall not be responsible for any losses, claims, damages or liabilities (or expenses relating thereto) that result directly and solely from the gross negligence or willful misconduct of any Morris Publishing Indemnified Person.

(b) MSTAR Solutions agrees to indemnify and hold harmless each Morris Publishing Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) related to, arising out of or in connection with the gross negligence of willful misconduct of MSTAR Solutions, its employees or agents, provided, however, MSTAR Solutions shall not be responsible for any losses, claims, damages or liabilities (or expenses relating thereto) that result directly and solely from the gross negligence or willful misconduct of any Morris Publishing Indemnified Person.

(c) Morris Publishing hereby agrees to indemnify and hold harmless Morris Communications and MSTAR Solutions, their respective affiliates, and their respective members, officers, directors, employees, successors and assigns and agents and each other person, if any, controlling Morris Communications, MSTAR Solutions or any of their respective affiliates from and against any and all losses, claims, damages or expenses of counsel) that result directly and solely from the gross negligence or willful misconduct of Morris Publishing, its employees or agents, in connection with the Services provided pursuant to this Agreement.

4.3 Indemnification Procedures. The party making a claim under this Article 4 is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Article 4 is referred to as the “Indemnifying Party”. All claims by any Indemnified Party under this Article 4 shall be asserted and resolved as follows:

(a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand, specifying the basis for such claim or demand, and the amount or the estimated amount thereof to the extent then determinable (which estimate shall not be conclusive of the final amount of such claim and demand) (the “Claim Notice”); provided, however, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure. The Indemnifying Party shall have the right to control the defense of such claim or demand and shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party and shall pay the reasonable fees and disbursements of such counsel with regard thereto; provided, however, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably deems necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one counsel for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party’s) rights prior to the selection of counsel by the Indemnifying Party). If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends. A claim or demand may not be settled by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld) unless, as part of such settlement, the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to the Indemnified Party. If the Indemnifying Party elects to defend a claim or demand, the Indemnified Party shall not pay or settle such claim or demand without the consent of the Indemnifying Party. In each instance, the Indemnified Party and its representatives shall have the right to be kept fully informed by the Indemnifying Party and its legal counsel with respect to any legal proceedings.

(b) In the event any Indemnified Party shall have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party.

ARTICLE 5

MISCELLANEOUS

5.1 Successors and Assigns. This Agreement may not be assigned by Morris Communications, MSTAR Solutions or Morris Publishing without the prior written consent of the other parties, except as provided in Section 1.3 with respect to Morris Communications’ and MSTAR Solutions’ ability to retain third parties to provide Services and except that either

Morris Communications, MSTAR or Morris Publishing may assign its right and obligations hereunder to one of its wholly-owned subsidiaries, and except neither Morris Communications nor MSTAR Solutions will object to an assignment by the other. Except as expressly allowed hereunder, any attempt to assign any rights or obligations arising under this Agreement without such prior written consent in violation hereof shall be null and void.

5.2 Governing Law. The construction, validity and enforceability of this Agreement shall be governed by the laws of the State of Georgia, without regard to its conflicts of laws principles.

5.3 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or mailed (first class postage prepaid) to the parties at the following addresses:

(a)	If to Morris Communications:

Morris Communications Company, LLC

725 Broad Street

Augusta, GA 30901

Attn: Craig Mitchell

Telephone: (706) 724-0851

Telecopy: (706) 722-7125

(b)	If to Morris Publishing:

Morris Publishing Group, LLC

725 Broad Street

Augusta, GA 30901

Attn: Craig Mitchell

Telephone: (706) 724-0851

Telecopy: (706) 722-7125

(c)	If to MSTAR Solutions:

MSTAR Solutions, LLC

725 Broad Street

Augusta, GA 30901

Attn: Steve Stone

Telephone: (706) 724-0851

Telecopy: (706) 722-7125

all such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery and (ii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

5.4. No Waiver. The failure of either party at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right of such party to require performance of that provision. Any waiver by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself or a waiver of any right under this Agreement.

5.5. Severability. All provisions of this Agreement are severable and any provision which is prohibited by law shall be ineffective only to the extent of such prohibition without invalidating the remaining provisions of this Agreement.

5.6. Entire Agreement; Modifications and Amendments. This Agreement (including the Schedule hereto) and any other agreements executed and delivered by the parties contemporaneously herewith constitute the entire agreement between the parties concerning the subject matter thereof and supersedes all prior agreements and understandings, both oral or written, between the parties with respect to the subject matter hereof.

5.7. Independent Contractor Status. Morris Communications and MSTAR Solutions shall each be deemed to be an independent contractor to Morris Publishing. Nothing contained in this Agreement shall create or be deemed to create the relationship of employer and employee, and no party to this Agreement shall, by reason hereof, be deemed to be a partner or a joint venturer of any other party hereto in the conduct of their respective businesses and/or the conduct of the activities contemplated by this Agreement.

5.8. Binding Effects; Benefits. This Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns as detailed in Section 5.1. Nothing contained in this Agreement, express or implied, is intended to confer any rights or remedies upon any person other than the parties to this Agreement and their respective successors and permitted assigns.

5.9. Survival. In the event this Agreement is terminated, this Agreement shall become null and void and of no further force and effect, except the Fee shall be due through the effective date of the termination and the provisions of Article 4 shall survive.

5.10. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way control the meaning or interpretation of this Agreement.

5.11. Force Majeure. Morris Communications and MSTAR Solutions shall be excused from performing the Services under this Agreement and shall have no liability to Morris Publishing for any period they are prevented from performing the Services, in whole or in part, as a result of delays caused by an act of God, war, terrorism, civil disturbance, court order, labor dispute, machinery breakdown or other cause beyond its reasonable control, including failures or fluctuations in electrical power or telecommunications (the “Force Majeure Period”) or, in the event that Morris Communications or MSTAR Solutions obtains any Services from a third party, the failure of such third party to provide such Services, or the misconduct or negligence of such party in providing such Services. In the event the Force Majeure Period continues for six (6) consecutive months, either party may terminate this Agreement on written notice given by the terminating party at least five (5) days prior to the proposed termination date.

5.12. Counterparts. This Agreement may be executed in separate counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MORRIS COMMUNICATIONS COMPANY, LLC, a Georgia limited liability company

By:

Print Name:

Title:

(Signatures continue on next page)

MORRIS PUBLISHING GROUP, LLC, a, Georgia limited liability company

By:

Print Name:

Title:

MSTAR SOLUTIONS, LLC, a, Georgia limited liability company

By:

Print Name:

Title:

SCHEDULE 1.1

SERVICES

MORRIS COMMUNICATIONS SERVICES:

1.	Senior Executive Management Services. Provide senior executive management services and personnel (including the services of Williams S. Morris III, William S. Morris IV, Susie M. Baker and Craig S. Mitchell for so long as they are employed by Morris Communications).

2.	Corporate Accounting. Provide or assist in providing accounting services relating to corporate accounting, cash accounting, intra unit and inter company accounting, consolidation and reporting.

3.	Finance and Treasury Support. Provide or assist in providing finance and treasury support services, including, but not limited to, cash management, accounts payable, general ledger, payroll services, tax return preparation and payment and corporate insurance administration.

4.	Tax. Provide or assist in providing tax support and preparation services and support.

5.	Merger and Acquisition. Provide or assist in providing assistance regarding mergers and acquisitions.

6.	Aircraft. Provide or assist in providing the services of corporate aircraft, on an as-available basis.

7.	Corporate Communications. Provide or assist in providing corporate communications and public relations.

8.	Legal. Provide or assist in providing legal services.

9.	Risk Management. Provide or assist in providing risk management services.

10.	Human Resources/Personnel. Provide or assist in providing human resources/personnel services.

11.	Employee Benefits. Provide or assist in providing services related to Morris Publishing’s employee benefits, including, but not limited to, pension, 401(k), medical, life and long-term disability insurance and supplemental pension plan.

12.	Internal and External Auditing. Provide or assist in providing internal and external auditing services.

13.	Architectural/Engineering. Provide or assist in providing architectural/engineering services.

14.	Real Estate. Provide or assist in providing real estate development and maintenance services.

15.	Online Services. Provide or assist in providing online hosting, development, maintenance and technical support.

MSTAR SOLUTIONS SERVICES:

The following services will be implemented over time in phases as agreed upon between MSTAR Solutions and Morris Publishing:

1.	Administration. Provide Project Management Support Services as Morris Publishing Group, LLC migrates to a shared services environment.

2.	Order to Cash. The O2C process interconnects multiple functions across the entire business, from advertising sales and subscriber management through finance and administration. The O2C process provides order management, credit analysis and approval, invoice and billing, cash collections, dispute resolution, cash application, and financial analysis and reporting. These activities span and impact multiple areas of the business, yet are managed as a single, integrated process through MSTAR Solutions.

3.	Record to Report. The R2R process will manage financial transactions posted through the general ledger, reconcile general ledger accounts to ensure proper accounting treatment of transactions and close the books while providing financial reporting tools to assist in operations management. R2R will integrate with the consolidating reporting tool for internal and external financial reporting, and provide timely information as required to publishers and business managers to address financial and operational queries and issues. The R2R process will implement segregation of duties and other internal control procedures according to corporate accounting policies. Fixed asset services will include property tax and insurance value accounting, recording depreciation and fixed asset retirement.

4.	Procure to Pay. The Procure to Pay process includes the ordering of goods and services, the receipt of ordered products, and extends to invoice processing and payment. The team processes invoices, generates checks or provides for check printing for payment to vendors, and works with departments and vendors to resolve discrepancies and disputes. Check payment and 1099 processing services typically will be outsourced, which Morris Publishing hereby consents to.

5.	Strategic Sourcing. Purchasing Agents work directly with vendors to negotiate fair and reasonable contracts for quality goods and services utilized by the newspapers through leveraging Morris Publishing’s consolidated spend. Strategic Sourcing makes available to the newspapers a purchasing consortium with significantly reduced prices for newsprint and business travel.

6.	Human Resources/Payroll. The HR/Payroll process provides for employee time collection at each newspaper. Processes provide for the preparation of all payrolls,

payroll tax deposits, reports and necessary accounting. Services include the preparation or provision of direct deposit for newspaper employees. HR/Payroll records payroll expense data into the accounting system, including payroll and payroll tax accruals, and provides quarterly and year-end payroll tax processing including W-2, 941, 940 and State tax reports.

7.	Customer Services. The Customer Service Call Center:

The center will handle all customer inquiries regarding subscription delivery, vacation stop and start, new subscription starts, and billing inquiries. The center will be operational 7 days a week, providing service to the subscribers of Morris newspapers.

8.	Management Information Services. Provide or assist in providing management information services through a Business Intelligence platform.

9.	Technology Services. Provide or assist in providing technology services through ITSM and ITIL based processes, which are ISO9003 compliant, including:

Installing and maintaining base infrastructure including LAN, WAN, email, and Internet access. Centralized processing of industry specific applications, such as PBS and DTI and general financial applications, such as SAP and Clarus. Establishing, distributing, monitoring, and supporting a common operating environment for all desktops and servers. Providing local desktop support for all newspapers. Project management services on all major technology initiatives. Application and infrastructure support services through a fully staffed support desk. Software and hardware installation, support, and training on all desktops, laptops, servers and networking equipment. Software and hardware installation, support, and training on all PBX and related phone equipment.